Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CUENTAS INC.

As Amended and Restated on August 21, 2020

ARTICLE I

The name of this Corporation is Cuentas Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Florida is Corporate Creations Network, Inc., 801 US Highway 1, City of North Palm Beach 33408, County of Palm Beach County; and the name of the registered agent of the Corporation in the State of Florida at such address is Corporate Creations Network, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as the same exists or may hereafter be amended (the “FBCA”).

ARTICLE IV

(1) Authorized Shares. The total number of shares that the Corporation shall have the authority to issue is four hundred ten million (410,000,000), of which three hundred sixty million (360,000,000) shall be shares of Common Stock, $0.001 par value per share (“Common Stock”), and fifty million (50,000,000) shall be shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

(a) Common Stock may be issued by the Corporation from time to time for such consideration as may be determined from time to time by the Board of Directors subject to, and in accordance with the full discretion conferred upon the Board of Directors by, the FBCA. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b) Each share of Common Stock shall have one vote, and the exclusive voting power for all purposes shall be vested in the holders of Common Stock, unless Preferred Stock with voting rights is created pursuant to Article IV, Section 1(f) below.

(c) No holder of Common Stock as such shall have any preemptive right to subscribe for or acquire: (i) unissued or treasury shares of the Corporation of any class or series, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class or series, or (iii) any other obligations, warrants, rights to subscribe to shares, or other securities of the Corporation of any class or series, in each case whether now or hereafter authorized.

(d) Subject to the provisions of law, dividends may be paid on the Common Stock (and any Preferred Stock authorized pursuant to Article IV, Section 1(f) below which has the right to receive dividends) at such times and in such amounts as the Board of Directors may deem advisable.

(e) In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to the remaining net assets of the Corporation, subject to any rights of the Preferred Stock to receive a portion of such net assets if Preferred Stock is subsequently authorized under Article IV, Section 1(f) below.

(f) The Board of Directors is hereby expressly authorized, without the additional vote of the shareholders holding any class or series of capital stock, to provide, out of the authorized, but unissued, shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, all of which may be set forth in resolutions adopted by the Board of Directors and a Certificate of Amendment to these Amended and Restated Articles of Incorporation filed with the Florida Department of State, Division of Corporations. The powers, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(2) Reclassification. Upon the filing of these Amended and Restated Articles of Incorporation (the date of such filing, the “Effective Date”), a reclassification (the “Reclassification”) will occur, pursuant to which each share of Series B Preferred Stock of the Corporation issued and outstanding as of immediately prior to the filing of these Amended and Restated Articles of Incorporation shall automatically, without further action on the part of the Corporation or any holder of such Series B Preferred Stock (each, a “Reclassified Shareholder”), be reclassified and converted into one share of Common Stock. The Reclassification will be effected as follows:

(a) Following the Effective Date, each holder of one or more certificates representing previously issued and outstanding shares of Series B Preferred Stock (each, an “Old Certificate”) will be entitled to receive, upon the surrender of all of such Reclassified Shareholder’s Old Certificates (or, if such Reclassified Shareholder alleges that an Old Certificate has been lost, stolen, or destroyed, a Lost Stock Certificate Affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such Old Certificate) to the Corporation’s transfer agent for cancellation, one new certificate (each, a “New Certificate”) representing all of the shares of Common Stock into which such Reclassified Shareholder’s shares of previously owned Series B Preferred Stock were reclassified and converted as a result of the Reclassification.

(b) From and after the Effective Date, Old Certificates shall confer no right upon the holders thereof other than the right to exchange Old Certificates for New Certificates pursuant to the provisions hereof.

(c) Each Reclassified Shareholder shall not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock represented by the New Certificate issued, for a period of twelve (12) months from the filing date of this Amended and Restated Certificate (the “Lock-Up Period”). Following the Lock-Up Period, each Reclassified Shareholder shall be prohibited from selling, transferring, assigning or otherwise hypothecating more than 10% of the total number of shares of Common Stock represented by the New Certificates in any one calendar month. Each New Certificate shall bear a legend establishing such limitations as prescribed by the Corporation’s Board of Directors.

ARTICLE V

The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(1) Subject always to such Bylaws as may be adopted from time to time by the shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, but any Bylaw provision adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The Bylaws or any particular Bylaw provision may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the FBCA.

(2) All corporate powers of the Corporation shall be managed by or under the authority of, and its business and affairs shall be managed under the direction of, its Board of Directors. Directors need not be shareholders. The Bylaws may prescribe the number of directors, but not less than three; may provide for the increase or reduction thereof, but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by the FBCA. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors.

ARTICLE VI

(1) A director of the Corporation shall not be personally liable for monetary damages to the Corporation, its shareholders, or any other person or entity for any statement, vote, decision, or failure to act regarding corporate management or policy, to the fullest extent permitted by the FBCA.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal and whether or not such action, suit, or proceeding is brought by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the FBCA. The right to indemnification conferred in this Article VI shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the FBCA. The right to indemnification conferred in this Article VI shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees, and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by the FBCA.

(3) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the FBCA.

(4) The rights and authority conferred in this Article VI shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of the Articles of Incorporation or the Bylaws of the Corporation (each as amended or amended and restated from time to time), nor, to the fullest extent permitted by the FBCA, any modification of law, shall eliminate or reduce the effect of this Article V in respect of any acts or omissions occurring prior to such amendment, repeal, adoption, or modification.

ARTICLE VII

No director of the Corporation may be removed from office by the shareholders except (a) for cause or (b) by the affirmative vote, at a special meeting of shareholders held for that purpose, of not less than a majority of the shareholders entitled to vote for the election of directors (or, if a director is elected by a voting group of shareholders, a majority of the shareholders entitled to vote for the election of such director). Upon any such removal, the term of the director who shall have been so removed shall forthwith terminate and there shall be a vacancy in the Board of Directors to be filled in such manner as shall be provided herein and by the Bylaws of the Corporation.

ARTICLE VIII

A special meeting of shareholders of the Corporation shall be held (a) on the call of its Board of Directors or the person or persons authorized to do so by the Bylaws, or (b) if the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE IX

Subject to the provisions of Articles IV and X hereof, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute and, with the sole exception of those rights and powers conferred under Article V hereof, all rights and powers conferred herein upon the shareholders, directors, and officers, if any, are granted subject to this reservation.

ARTICLE X

Any action to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if a consent (or consents) in writing setting forth the action to be so taken shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Florida, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated consent delivered in the manner required by this Article X, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those shareholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of shareholders to take the action were delivered to the Corporation.

The Corporation does hereby certify that pursuant to Sections 607.0821, 607.1001, 607.1003, 607.1004, and 607.1007 of the FBCA, the foregoing amendment and restatement was approved by the Board of Directors of the Corporation pursuant to that certain Written Consent of the Board of Directors of the Corporation, effective as of August 21, 2020, and was adopted by the shareholders at a Special Meeting of Shareholders on August 17, 2020. The voting groups entitled to vote on the adoption of the foregoing amendment and restatement were the holders of Common Shares as one voting group and the holders of Series B Preferred Units as another voting group. The number of votes cast by each such voting group was sufficient for approval for such voting group.

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IN WITNESS HEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of the Corporation on August 21, 2020.

Arik Maimon, Chief Executive Officer

Signature Page to Amended and Restated Articles of Incorporation

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